UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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ANIKA THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Anika Therapeutics, Inc.
32 Wiggins Avenue
Bedford, Massachusetts 01730

Notice of Annual Meeting of Stockholders to be Held on June 3, 2015

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Anika Therapeutics, Inc. (the "Company"), a Massachusetts corporation, will be held at the Company’s corporate headquarters, 32 Wiggins Avenue, Bedford, Massachusetts, 01730, on Wednesday, June 3, 2015, at 11:30 a.m. local time for the following purposes:

1.	To elect three Class I directors, each to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year;

3.	To consider and approve an advisory vote regarding the compensation of the Company’s Named Executive Officers; and

4.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposal 1 relates solely to the election of three (3) Class I directors nominated by the Board of Directors and does not include any other matter relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The Board of Directors has fixed the close of business on April 6, 2015 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, par value $.01 per share, at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com by following the instructions on the Notice Regarding the Availability of Proxy Materials (the “Notice”) you receive in the mail or, if you have requested a proxy card by mail, by signing, voting, and returning your proxy card in the enclosed envelope. You may also vote via telephone by visiting www.proxyvote.com and following the instructions on the website or, if you have requested the proxy materials by mail, by following the instructions on the proxy card. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in this Notice and in the accompanying proxy statement, which we expect to begin mailing or otherwise providing to our stockholders on or about April 24, 2015. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.  Regardless of the number of shares you own, your vote is important.

In addition to their availability at www.proxyvote.com, the proxy statement and a form of proxy card, together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available for viewing, printing, and downloading at http://www.anikatherapeutics.com/proxy2015.

By Order of the Board of Directors,

Sylvia Cheung
Chief Financial Officer & Secretary

Bedford, Massachusetts
April 23, 2015

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY CARD AS INDICATED ABOVE. YOUR PROXY IS REVOCABLE UP TO THE TIME SET FORTH IN THE PROXY STATEMENT, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY CARD.

2015 Proxy

References in this proxy statement to “we,” “us,” “our,” “our company,” and other similar references refer to Anika Therapeutics, Inc.

ANIKA, ANIKA THERAPEUTICS, CINGAL, and MONOVISC are our registered trademarks. This proxy statement also contains a registered trademark that is the property of another company and is licensed exclusively to us.

Anika Therapeutics, Inc.
32 Wiggins Avenue
Bedford, Massachusetts 01730

Proxy Statement for
The Annual Meeting of Stockholders
To Be Held on Wednesday, June 3, 2015

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anika Therapeutics, Inc., a Massachusetts corporation, for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters, 32 Wiggins Avenue, Bedford, Massachusetts, 01730, on Wednesday, June 3, 2015, at 11:30 a.m. local time and at any adjournment or postponement thereof. At the Annual Meeting, the stockholders will be asked to consider and vote upon the following matters:

1.	the election of three Class I directors, each to serve until the 2018 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year;

3.	the consideration and approval of an advisory vote regarding the compensation of our Named Executive Officers, as identified in this proxy statement; and

4.	any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Proposal 1 relates solely to the election of three (3) Class I directors nominated by the Board of Directors and does not include any other matter relating to the election of directors, including without limitation, the election of directors nominated by any stockholder.

This proxy statement, the accompanying notice of the Annual Meeting, the form of proxy, and our Annual Report are first being made available to stockholders on or about April 24, 2015. Our Annual Report, however, is not a part of the proxy solicitation materials. The Board of Directors has fixed the close of business on April 6, 2015 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record of our common stock, par value $.01 per share, at the close of business on the record date will be entitled to receive notice of and to vote at the Annual Meeting. As of the record date, there were 15,003,069 shares of common stock outstanding and entitled to vote at the Annual Meeting. Holders of common stock as of the close of business on the record date will be entitled to one vote per share.

This year, pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have again elected to provide access to our proxy materials over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to certain of our stockholders (excluding those stockholders who previously have requested that they receive electronic or paper copies of our proxy materials). Stockholders have the ability to access our proxy materials on the website referred to in the Notice or to request a printed set of our proxy materials at no charge. Instructions on how to access our proxy materials over the Internet and how to request a printed copy of our proxy materials may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this process will expedite your receipt of our proxy materials and reduce the environmental impact of our Annual Meeting.

You may vote via the Internet at www.proxyvote.com by following the instructions in the Notice you received in the mail and which are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting, and returning your proxy card. You may also vote via telephone by visiting www.proxyvote.com and following the instructions on the website, or, if you have requested the proxy materials by mail, by following the instructions on the proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously voted by telephone, via the Internet, or returned a proxy card by mail. If you hold your shares in street name, you will receive instructions from your broker, bank, or other nominee that you must follow in order to have your shares voted.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with our Secretary, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (c) duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the Annual Meeting; or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the Annual Meeting.

All properly authorized proxies received and not revoked prior to or at the Annual Meeting will be voted in accordance with the stockholders’ instructions by the persons named as proxies. If no voting instructions are specified, properly executed proxies will be voted (i) “for” the election of the nominees for director listed in this proxy statement, (ii) "for" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year, and (iii) “for” approval of the resolution regarding the compensation of the Named Executive Officers. If other matters are validly presented, proxies will be voted in accordance with the discretion of the persons named as proxies.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or their nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Proxies withholding authority or marked as abstaining from a particular matter will be treated as present for purposes of determining whether a quorum is present for the Annual Meeting, but will not be counted as voting on any proposal for which authority is withheld or an abstention is indicated. If your common stock is held by a broker, bank, or other nominee (i.e., in “street name”) and you fail to give instructions as to how you want your shares voted (a “non-vote”), the broker, bank, or other nominee may in certain circumstances, but is not required to, vote the shares at their own discretion; however, in certain circumstances a broker will not be permitted to vote such shares at its own discretion. Proxies returned by brokers as “non-votes” on behalf of shares held in street name will be counted only for the purpose of determining the presence or absence of a quorum for the transaction of business. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on the proposal to approve the election of directors, except to the extent that the failure to vote for an individual in the election of directors results in another individual receiving a larger percentage of votes. For each other matter before the Annual Meeting, any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact on such proposals.

Proposal 1 (election of directors) requires the affirmative vote of a plurality of votes cast by the holders of Common Stock entitled to vote at the election. In a plurality election, votes may only be cast “for” or “withheld;” votes that are “withheld” from the nominees will not be voted in favor of the election of such nominees. For each of Proposal 2 (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the 2015 fiscal year) and Proposal 3 (advisory vote regarding the compensation of the Named Executive Officers), the affirmative vote of the holders of a majority of shares of Common Stock present or represented at the Annual Meeting and voting on the matter is required. With respect to each of Proposal 2 and Proposal 3, stockholders may vote “for,” “against,” or “abstain.”

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be held on June 3, 2015: This proxy statement, a form of proxy card, and our Annual Report to Stockholders are available at http://www.anikatherapeutics.com/proxy2015. In addition, directions to the 2015 Annual Meeting of Stockholders are also available at http://www.anikatherapeutics.com/proxy2015.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors is currently comprised of seven directors and is divided into three classes: Class I, Class II, and Class III. Each class of directors serves for a three-year term with one class of directors being elected by our stockholders at each annual meeting. Dr. Bower, Dr. Larsen, and Mr. Thompson serve as Class I Directors with a term of office expiring at the 2015 Annual Meeting. Messrs. Land and Moran serve as Class II Directors with a term of office expiring at the 2016 Annual Meeting. Mr. Wheeler and Dr. Sherwood serve as Class III Directors with a term of office expiring at the 2017 Annual Meeting.

Dr. Bower, Dr. Larsen, and Mr. Thompson are our Board of Directors’ nominees for election to the Board of Directors at the Annual Meeting. The Class I Directors will be elected to hold office until the 2018 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy will vote, as permitted by our Amended and Restated By-laws, to elect Dr. Bower, Dr. Larsen, and Mr. Thompson as Class I Directors. If any of the Class I Directors becomes unavailable or declines to serve, the persons acting under the accompanying proxy may vote the proxy for the election of a substitute in their discretion. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

Vote Required

The election of a director requires the affirmative vote of a plurality of votes cast by the holders of common stock entitled to vote at the election. In a plurality election, votes may only be cast “for” or “withheld;” votes that are “withheld” from the nominees will not be voted in favor of the election of such nominees. This means that the three persons receiving the highest number of “for” votes will be elected as directors. Broker non-votes, if any, will not be treated as votes cast.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Information Regarding the Directors

The following table sets forth the name of each director, including the nominees for Class I Director, his age, and the year in which he became a director of Anika Therapeutics, Inc.

Director Name	Age	Director Since	Term Expires
Class I Directors:
Joseph L. Bower	76	1993	2015
Glenn R. Larsen, Ph.D.	60	2015	2015
Jeffery S. Thompson	49	2011	2015
Class II Directors:
Raymond J. Land	70	2006	2016
John C. Moran	62	2006	2016
Class III Directors:
Steven E. Wheeler	68	1993	2017
Charles H. Sherwood, Ph.D.	68	2002	2017

Joseph L. Bower, D.B.A., joined the Board of Directors in February 1993 and has served as lead director since April 2005. Since 2008, he has been the Baker Foundation Professor of Business Administration at Harvard Business School, and prior to 2008, he was the Donald Kirk David Professor of Business Administration. Dr. Bower also serves as a director of Loews Corporation and the New America High Income Fund, Inc. During the past five years, Dr. Bower also served as a director of Brown Shoe Company, Inc. and Sonesta International Hotels Corporation. He holds an A.B., as well an M.B.A. and a D.B.A. from Harvard University. Dr. Bower brings to the Board more than three decades of experience in corporate governance and management, during which he has written books about and taught these subjects at the Harvard Business School. Additionally, he has consulted with numerous organizations on matters related to strategy and organizational development, including strategic planning and succession planning. As a result, we believe he is well suited for his roles as Lead Director and as Chairperson of our Compensation Committee.

Glenn R. Larsen, Ph.D., joined the Board of Directors in February 2015. He is currently Chief Executive Officer of Aquinnah Pharmaceuticals, Inc., a pharmaceutical company focused on the development of treatments for ALS and neurodegenerative diseases, which he co-founded in February 2014. He also is a co-founder and Chairman of the Board of Directors of 180 Therapeutics L.P., a clinical stage drug delivery and development company founded in 2013. He previously served as Chief Scientific Officer and Executive Vice President of Research and Development at SpringLeaf Therapeutics, Inc., a producer of drug delivery devices, and as Chief Operating Officer and Executive Vice President of Research and Development, and as a member of the board of directors, at Hydra Biosciences, Inc., a biopharmaceutical company. During his prior employment at Wyeth (Pfizer)/Genetics Institute, Dr. Larsen served in various research and development leadership positions, including directing Wyeth’s second largest therapeutic area as Vice President Musculoskeletal Sciences. Dr. Larsen received his Ph.D. in Biochemistry from Stony Brook University. Mr. Larsen’s qualifications for membership on the Board include his strong scientific background in pharmaceutical, biotech, orthopedics, and regenerative medicine, and his extensive experience in management and product development at multiple companies in the life science industry, both of which provide our Board of Directors with innovative product and business development perspectives and insights.

Jeffery S. Thompson joined the Board of Directors in January 2011. He is a Partner with HealthEdge Investment Partners, LLC (“HealthEdge”), a Tampa, Florida based private equity firm that provides strategic capital exclusively in the healthcare industry. Mr. Thompson currently serves as President, Chief Executive Officer, and Chairman of Enaltus, LLC, a HealthEdge portfolio company specializing in skincare solutions, and as a director for HealthEdge affiliated companies, Infinity HomeCare, LLC, the LifeSync Corporation, and Data Dimensions, LLC. Mr. Thompson also serves as a non-executive director for Sinclair IS Pharma, plc, a publicly traded United Kingdom-based international specialty pharmaceutical company. Prior to joining HealthEdge in 2009, he served as a Director and the Chief Operating Officer for Stiefel Laboratories, Inc. (“Stiefel”), an independent pharmaceutical company specializing in dermatology. Prior to his Chief Operating Officer role, he was Stiefel’s Senior Vice President of U.S. Business Services and President of Glades Pharmaceuticals. Earlier in his career, Mr. Thompson held sales and business management positions at Bausch & Lomb Pharmaceuticals and SmithKline Beecham. Mr. Thompson holds a B.S. in general science from the University of Pittsburgh. Mr. Thompson’s qualifications for membership on the Company’s Board include his prior experience in running a pharmaceutical company and his knowledge of the medical device industry, both of which provide our Board of Directors with product and business development perspectives and insights.

Raymond J. Land became a member of the Board of Directors in January 2006. He also serves as Chairman of the Board of BioAmber, Inc., a publicly traded company developing chemicals from renewable feedstocks, and a Director and Chairman of the Audit Committee of Mountain View Pharmaceuticals, Inc., a privately held company specializing in biopharmaceuticals. From 2008 through 2010, Mr. Land served as the Senior Vice President and Chief Financial Officer of Clarient, Inc., an advanced molecular diagnostics company. From June 2007 to June 2008, he was the Senior Vice President and Chief Financial Officer of Safeguard Scientifics, Inc., a venture capital firm. Prior to Safeguard Scientifics, Inc., Mr. Land held executive management and Chief Financial Officer positions at Medcenter Solutions, Inc., a pharmaceutical marketing company where he was also a board member, and Orchid Cellmark, a provider of identity of DNA testing services. Mr. Land previously served as Senior Vice President and Chief Financial Officer for Genencor International, Inc., a biotechnology company focusing on bioproducts and healthcare, from 1997 until its acquisition in April 2005. From 1991 to 1996, he served as Senior Vice President and Chief Financial Officer for West Pharmaceutical Services, Inc. Previously, Mr. Land was with Campbell Soup Company, Inc. where for nine years he held increasingly senior financial positions and also served as General Manager of a frozen food division. Prior to joining Campbell Soup, he was with Coopers and Lybrand for nine years. Mr. Land is a Certified Public Accountant and has a B.S. degree in accounting and finance from Temple University. Mr. Land's qualifications for membership on the Board include his extensive prior experience as chief financial officer at multiple companies, including several in the life science industry. He serves as the Chairperson and designated financial expert on the Audit Committee.

 John C. Moran joined the Board of Directors in December 2006. Mr. Moran was President, Chief Executive Officer, and Chairman of the Board of Core Essence Orthopaedics from 2009 to 2011. From 1997 to 2009, he was a private investor in a number of companies, mostly in the medical devices field. From 1990 to 1997, Mr. Moran served as the first President of Synthes Spine, a division of DePuy Synthes Spine, Inc. Synthes Spine designs, manufactures and distributes implants and instruments for spinal disorders. Mr. Moran also serves as a director of each of Paradigm Spine LLC and Christini Technologies, Inc. Mr. Moran received a B.A. in English from the University of Notre Dame, and holds a M.B.A. from Harvard University Business School. Mr. Moran’s qualifications for membership on the Board include his prior experience in running an orthopedic division and his knowledge of the medical device industry, which provides the Board of Directors with product and business development perspectives and insights.

Charles H. Sherwood, Ph.D., was appointed Chief Executive Officer of Anika Therapeutics in March 2002, and simultaneously became a member of the Board of Directors. Dr. Sherwood has served as President since June 2001. Dr. Sherwood previously served as Anika Therapeutics’ Chief Operating Officer beginning in June 2001, Vice President of Research and Development beginning in April 2000, and Vice President of Process Development and Engineering beginning in April 1998. Dr. Sherwood served as a consultant to Anika Therapeutics from January 1998 to April 1998. From 1995 to 1997, Dr. Sherwood was Senior Director of Medical Device Research and Development for Chiron Vision. In April 1995, Chiron Vision acquired IOLAB Corporation, a division of Johnson & Johnson where Dr. Sherwood had been Executive Director of Research and Development from 1993 to 1995, Director of Materials Characterization from 1989 to 1993, and Manager/Section Head from 1982 to 1989. Dr. Sherwood was also a part-time faculty member in the Department of Chemistry at the California State Polytechnic University, Pomona, California from 1984 to 1987. Dr. Sherwood received a B.S. in Chemical Engineering from Cornell University, and an M.S. and Ph.D. in Polymer Science and Engineering from the University of Massachusetts, Amherst. Dr. Sherwood also received a Certificate in Management from Claremont Graduate School.

Steven E. Wheeler joined the Board of Directors in 1993. Since 1997, he has been the President of Wheeler & Co., a private investment firm. He is also currently a director of Bariston Partners LLC and HFF, Inc. Between 1993 and 1996, he was Managing Director and a director of Copley Real Estate Advisors and President, Chief Executive Officer, and a director of Copley Properties, Inc., a publicly traded real estate investment trust. From 1991 to 1993, he was Chairman and Chief Executive Officer of Hancock Realty Investors, which manages an equity real estate portfolio. Earlier, he was an Executive Vice President of Bank of New England Corporation from 1990 to 1991. Mr. Wheeler received a B.S. in engineering from the University of Virginia, a M.S. in nuclear engineering from the University of Michigan, and an M.B.A. from Harvard University Business School. Mr. Wheeler brings to the Board a broad understanding of business and finance matters, as well as over 20 years of experience as a member of its Board.

The Board’s Role in Risk Oversight

The role of the Board of Directors in our risk oversight process includes receiving reports from management on areas of material risk to our company, including operational, financial, legal, regulatory, strategic, and reputational risks. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate member of management within the Company so that it can understand risk identification, risk management, and risk mitigation strategies. When a committee receives a report from management, the Chairperson of the committee reports on its review of the report to the full Board. This enables the Board and its committees to coordinate the risk oversight role. The Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions and through regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures, as well as the steps management has taken to minimize those risks.

Board Leadership Structure

Dr. Bower serves as the Lead Director of the Board. Separating the Lead Director role and the Chief Executive Officer role allows our Chief Executive Officer to focus on the strategic management of our day-to-day business, while allowing the Lead Director to focus on leading our Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Lead Director, particularly as the Board’s oversight responsibilities continue to grow. The Board believes that having separate positions, with an independent, non-executive director serving as the Lead Director, is the appropriate leadership structure for our Company at this time and allows the Board to fulfill its role with appropriate independence.

Corporate Governance, Board Matters, and Committees

The Board of Directors has determined that each of its members, except for Dr. Sherwood, is “independent” within the meaning of the director independence standards of the NASDAQ Stock Market, Inc. (“NASDAQ”) and the SEC. The Board of Directors based these determinations primarily on a review of the responses of each director to questions regarding employment and compensation history, affiliations, and family and other relationships, and on other relevant discussions with the directors.

Independent directors meet periodically in executive sessions without management participation. The executive sessions generally occur in connection with regularly scheduled meetings of the Board of Directors and committees of the Board of Directors, and at other times the independent directors deem appropriate. The executive sessions are chaired either by the Lead Director or by the Chairperson of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular meeting or portion of a meeting.

The Board of Directors reviews matters related to our corporate governance annually at a regularly scheduled meeting of the Board. This includes an evaluation of our by-laws, committee charters, shareholder rights plan, and other matters related to the governance of the Company. During this review, the Board assesses input from management and outside consultants to discern whether any actions should be taken on any of these topics. Furthermore, the Board of Directors conducts periodic evaluations that focus on the effectiveness of the Board as a whole and of its committees. Board members complete a detailed questionnaire that (a) provides for quantitative rankings in key areas and (b) seeks subjective comments in each of those areas. In addition members of each Board committee complete a detailed questionnaire to evaluate how well their committee is operating and to make suggestions for improvement. The evaluation process is managed by the Chairperson of the Nominating and Governance Committee, with advice from outside counsel. Outside counsel conducts separate, confidential interviews with each of the directors to follow-up on responses and comments reflected in the questionnaires. An anonymized summary of the principal findings from the questionnaires and interviews is prepared by outside counsel and is used as the basis for self-assessment discussions by the Board and its committees.

The Board of Directors met five times during 2014. No director attended less than 80% of the aggregate of (1) the total number of Board meetings and (2) the total number of meetings held by all committees on which such director served. Our Annual Meetings of Stockholders are generally held to coincide with the Board’s regularly scheduled meetings. Directors are encouraged to attend the Annual Meeting. Each of the then-current directors, with the exception of Jeffery S. Thompson, attended the 2014 Annual Meeting of Stockholders.

The Board of Directors currently has three standing committees:

●	Audit Committee;

●	Compensation Committee; and

●	Governance and Nominating Committee.

The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. You can find links to these materials in the corporate governance section of our website at http://www.anikatherapeutics.com. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Audit Committee. The current members of the Audit Committee are Mr. Land, as Chairperson, Dr. Bower, and Mr. Moran. Messrs. Land and Moran and Dr. Bower served on the Audit Committee throughout 2014. Mr. Thompson was elected to the Audit Committee on February 18, 2015, and, pending reelection to the Board of Directors, his service on the committee will commence on July 1, 2015. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by NASDAQ and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication to serve on the committee. The Board of Directors has also determined that Mr. Land qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Land’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Land any duties, obligations, or liability that are greater than those that are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board of Directors.

The purposes of the Audit Committee are, among other things, to (1) oversee our accounting and financial reporting processes and the audits of our financial statements, (2) take, or recommend that the Board of Directors take, appropriate action to oversee the qualifications, independence, and performance of our independent registered public accounting firm, and (3) prepare an Audit Committee report as required by the SEC to be included in our annual proxy statement. The Audit Committee has direct authority to appoint, retain, oversee and, when appropriate, terminate our independent registered public accounting firm. The Audit Committee also has the responsibility to confer with the independent registered public accounting firm regarding the scope, method, and result of the audit of our books and records, to report the same to the Board of Directors, and to establish and monitor a policy relative to non-audit services provided by the independent registered public accounting firm in order to ensure the firm’s independence.

The Audit Committee holds separate sessions of its meetings, outside the presence of management, with our independent auditors in conjunction with each regularly scheduled Audit Committee meeting in which the independent auditors participate. The Audit Committee met nine (9) times during 2014.

Compensation Committee. The current members of the Compensation Committee are Dr. Bower, as Chairperson, Dr. Larsen, Mr. Thompson, and Mr. Wheeler, each of whom is independent for purposes of NASDAQ listing standards and the SEC. Messrs. Thompson and Wheeler and Dr. Bower served on the Compensation Committee throughout 2014. Dr. Larsen joined the Compensation Committee effective February 18, 2015. The Compensation Committee, among other things, exercises on behalf of the Board of Directors all of the Board’s responsibilities relating to the development and implementation of our compensation programs which provide incentives that further our long-term strategic plan with the goal of enhancing enduring stockholder value, including: (1) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, (2) determining, with the advice and assistance of the Chief Executive Officer, the compensation of our executive officers other than the Chief Executive Officer, (3) overseeing our overall compensation programs, including granting awards under our Second Amended and Restated 2003 Stock Option and Incentive Plan, as amended (the “Second Amended 2003 Plan”), (4) preparing a report on executive compensation to be included in our annual proxy statement, and (5) appointing, retaining, compensating, terminating, and overseeing the work of any compensation consultant or other compensation adviser, as well as considering the independence of any compensation consultant or other compensation adviser. The Compensation Committee met five (5) times during 2014.

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are Mr. Wheeler, as Chairperson, Messrs. Moran and Land, and Dr. Larsen, each of whom is independent for purposes of NASDAQ listing standards and the SEC. Messrs. Wheeler, Moran, and Land served on the Governance and Nominating Committee throughout 2014. Dr. Larsen joined the Governance and Nominating Committee effective February 18, 2015. The Governance and Nominating Committee is primarily responsible for (1) recommending to the Board of Directors the criteria for Board and committee membership, and (2) identifying, evaluating, and recommending nominees to stand for election as directors at each Annual Meeting of Stockholders, including incumbent directors and candidates recommended by stockholders. In addition, the Governance and Nominating Committee is responsible for annually reviewing and recommending to the Board of Directors compensation for non-employee directors, and for evaluating the performance of our Chief Executive Officer and each member of the Board. The Governance and Nominating Committee met five (5) times during 2014.

When considering candidates for director, the Governance and Nominating Committee takes into account a number of factors, including the following minimum qualifications: the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders. In addition, the Governance and Nominating Committee will take into consideration such other factors as it deems appropriate, including any direct experience in the biotechnology, pharmaceutical, and/or life sciences industries or in the markets in which we operate. The Board has adopted a retirement policy providing that directors will not be nominated for election to the Board of Directors after their 75th birthday, which has been waived by the Board of Directors in relation to the election of Dr. Bower at the 2015 Annual Meeting due to his distinguished experience and unique leadership position with our company and the Board of Directors. While we do not have a formal diversity policy, the Governance and Nominating Committee may consider whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. The Governance and Nominating Committee may also consider, among other things, the skills of the candidate, his or her availability, the candidate’s depth and breadth of experience or other background characteristics, and his or her independence. Depending upon the current needs of the Board, these and other factors may be weighed more or less heavily by the Governance and Nominating Committee.

The Governance and Nominating Committee will consider written recommendations from stockholders of Anika Therapeutics regarding potential candidates for election as directors. The Governance and Nominating Committee will review and evaluate the qualifications of director nominee candidates who have been recommended by stockholders in compliance with procedures established from time to time by the Governance and Nominating Committee and will conduct such inquiries as it deems appropriate. The Governance and Nominating Committee will consider for nomination any proposed director candidate who is deemed qualified by the Governance and Nominating Committee in light of the minimum qualifications and other criteria for Board membership described above or otherwise approved by the Board from time to time.

Stockholders wishing to suggest a candidate for director should write to the Governance and Nominating Committee in care of our Chief Executive Officer, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730 and include:

●	the name and address of record of the stockholder;

●
a representation that the stockholder is a record holder of our common stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act;

●
the name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full years of the proposed director candidate;

●
a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;

●	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

●
the written consent of the proposed director candidate (1) to be named in the proxy statement relating to the Annual Meeting of Stockholders, (2) to have all required information regarding such candidate included in the proxy statement relating to the Annual Meeting of Stockholders filed pursuant to the rules of the SEC, and (3) to serve as a director if elected at such annual meeting; and

●	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Governance and Nominating Committee may solicit recommendations for candidates for directors from non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, and such other sources as it deems appropriate, including stockholders. The Governance and Nominating Committee will review and evaluate the qualifications of all such proposed candidates in the same manner and without regard to the source of the recommendation.

Communications with the Board of Directors

If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to the Board of Directors, or such individual director(s), in care of our Chief Executive Officer, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Chief Executive Officer will be forwarded promptly to the appropriate addressee(s).

Code of Business Conduct

It is our policy that all of our officers, directors, and employees worldwide conduct our business in an honest and ethical manner and in compliance with all applicable laws and regulations. The Board of Directors has adopted the Anika Therapeutics, Inc. Code of Business Conduct and Ethics in order to clarify, disseminate, and enforce this policy. The Code of Business Conduct and Ethics applies to all of our officers, directors, and employees worldwide, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics can be viewed on the investor relations section of our website at http://www.anikatherapeutics.com under “Corporate Governance.” Please note that the information contained on the website is not incorporated by reference in, or considered to be part of, this proxy statement.

Transactions with Related Persons

It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with our business interests. This policy is included in our Code of Business Conduct and Ethics. All directors and officers of Anika Therapeutics complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions. The Audit Committee must review and approve all related party transactions, as defined in Item 404 of Regulation S-K. The Audit Committee’s procedures for reviewing related party transactions are not in writing.

From January 1, 2014 through the date of this proxy statement, there have been no reportable related party transactions.

 BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the beneficial ownership of our common stock as of March 31, 2015, by:

●	each director;

●	each of the Named Executive Officers named in the Summary Compensation Table set forth under the caption “Executive Compensation;”

●	each other person which is known by us to beneficially own 5% or more of our common stock; and

●	all current directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is in care of Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, MA 01730.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Common Stock Outstanding (2)
Directors and Named Executive officers:
Joseph L. Bower	38,638	(3)	*
Raymond J. Land	16,729	(4)	*
Glenn R. Larsen, Ph.D.	2,122	(5)	*
John C. Moran	25,343	(6)	*
Jeffery S. Thompson	12,587	(7)	*
Steven E. Wheeler	34,965	(8)	*
Charles H. Sherwood, Ph.D.	474,355	(9)	3.11%
Edward Ahn, Ph.D.	-		-
Sylvia Cheung	158,175	(10)	1.04%
Frank Luppino	-		-
Carol A. Barnett	-	(11)	-
John W. Sheets, Jr., Ph.D.	2,500	(12)	*
All current directors and current executive officers as a group (10 persons)	762,914	(13)	4.95%
5% and Above Stockholders:
Blackrock, Inc. 40 East 52nd Street
New York, NY 10022	1,618,845	(14)	10.79%
Wellington Management Group LLP 280 Congress Street
Boston, MA 02210	840,134	(15)	5.60%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road
Austin, TX 78746	803,068	(16)	5.35%

*	Indicates less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Accordingly, the number of shares deemed beneficially owned includes (i) shares of common stock owned as of March 31, 2015 and (ii) shares that may be acquired within sixty (60) days of March 31, 2015 through the exercise or vesting of equity awards granted under the Second Amended 2003 Plan. Unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)
As of March 31, 2015, there were 15,003,069 shares of common stock outstanding. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group.

(3)
This amount includes (i) 4,296 shares subject to restricted stock units and 3,310 shares subject to stock options and stock appreciation rights that are exercisable within sixty days of March 31, 2015, and (ii) 2,000 shares owned by Dr. Bower’s spouse. The restricted stock units are unvested and will be fully vested if Dr. Bower leaves our company in good standing.

(4)
This amount includes 4,296 shares subject to restricted stock units and 1,540 shares subject to stock appreciation rights that are exercisable within sixty days of March 31, 2015. The restricted stock units are unvested and will be fully vested if Mr. Land leaves our company in good standing.

(5)	This amount represents shares subject to restricted stock units. The restricted stock units are unvested and will be fully vested if Dr. Larsen leaves our company in good standing.
(6)
This amount includes 4,296 shares subject to restricted stock units and 6,040 shares subject to stock appreciation rights that are exercisable within sixty days of March 31, 2015. The restricted stock units are unvested and will be fully vested if Mr. Moran leaves our company in good standing.

(7)	This amount includes 4,296 shares subject to restricted stock units. The restricted stock units are unvested and will be fully vested if Mr. Thompson leaves our company in good standing.
(8)
This amount includes 4,296 shares subject to restricted stock units and 3,310 shares subject to stock appreciation rights that are exercisable within sixty days of March 31, 2015. The restricted stock units are unvested and will be fully vested if Mr. Wheeler leaves our company in good standing.

(9)
This amount includes 232,900 shares subject to stock options that are exercisable within sixty days of March 31, 2015 and 25,125 shares of restricted stock vesting in four equal annual installments commencing one year from the applicable grant date.

(10)
This amount includes 138,350 shares subject to stock options and stock appreciation rights that are exercisable within sixty days of March 31, 2015 and 11,250 shares of restricted stock vesting in four equal annual installments commencing one year from the applicable grant date.

(11)	Ms. Barnett’s status as Chief Commercial Officer ended as of October 29, 2014, after which she continued her employment with our company in a marketing consultant role through January 29, 2015.
(12)	Dr. Sheets’ status as Chief Scientific Officer ended as of October 28, 2014, and his employment with our company terminated as of November 7, 2014.
(13)
This amount includes 23,602 shares subject to restricted stock units, 36,375 shares of unvested restricted stock, and 385,450 shares in the aggregate subject to stock options and stock appreciation rights that are exercisable within sixty days of March 31, 2015.

(14)
Such information is provided based on an amended Schedule 13G filed with the SEC on behalf of Blackrock, Inc. on January 9, 2015. Blackrock, Inc. has sole voting power with respect to 1,582,483 shares and sole dispositive power with respect to 1,618,845 shares.

(15)
Such information is provided based on an amended Schedule 13G filed with the SEC on behalf of Wellington Management Group, LLP on February 12, 2015. Wellington Management Group LLP has shared power to vote or direct the vote with respect to 538,344 shares and shared dispositive power with respect to 840,134 shares.

(16)
Such information is provided based on an amended Schedule 13G filed with the SEC on behalf of Dimensional Fund Advisors LP on February 5, 2015. Dimensional Fund Advisors LP has sole voting power with respect to 769,054 shares and sole dispositive power with respect to 803,068 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The Exchange Act requires that our officers, directors, and persons who own more than 10% of our common stock file initial reports of ownership and report of changes in ownership with the SEC and NASDAQ. Officers, directors, and persons who beneficially own more than 10% of our common stock are also required to furnish us with a copy of all forms they file pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely upon a review of Forms 3, 4, 5, and other applicable forms, as well as amendments thereto, furnished to us under Rule 16a-3(e) of the Exchange Act for the year ended December 31, 2014, no officer, director, or person who owns more than 10% of our outstanding shares of common stock failed to file such reports on a timely basis.

 EXECUTIVE OFFICERS

The Board of Directors elects our executive officers annually at a regular meeting held immediately preceding the Annual Meeting of Stockholders. Such executive officers hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, unless they sooner resign or are removed from office. There are no family relationships between any of our directors, director nominees, or executive officers.

The following table lists the current executive officers of Anika Therapeutics and certain information concerning the executive officers of Anika Therapeutics. It is anticipated that each of these officers will be re-appointed by the Board of Directors immediately preceding the Annual Meeting:

Name	Age	Position
Charles H. Sherwood, Ph.D.	68	President and Chief Executive Officer
Edward Ahn, Ph.D.	43	Chief Technology and Strategy Officer
Sylvia Cheung	40	Chief Financial Officer, Treasurer, and Secretary
Frank Luppino	46	Chief Operating Officer

Dr. Sherwood’s biography is included above in the section titled “Proposal 1: Election of Directors – Information Regarding the Directors.”

Edward Ahn, Ph.D., was appointed Chief Technology and Strategy Officer on October 30, 2014. From 2012 through 2014, Dr. Ahn was Managing Director and Chief Science Officer at MedCap Advisors where he built merger strategies, strategic partnerships, and licensing agreements for emerging medical device, biotechnology, and biological organizations with a focus on regenerative medicine. Prior to his work at MedCap, Dr. Ahn was Vice President of Product Development for Pioneer Surgical Biologics from 2007 through 2012. In this role Dr. Ahn directed Pioneer Surgical Biologic’s product development policies, objectives, and initiatives. He has also served as Chief Executive Officer, Chief Technology Officer, and Founder of Angstrom Medica, Inc., a company based upon his doctoral thesis work and focused on commercializing nanotechnology in the area of Orthopedics. Dr. Ahn holds a B.S. in Chemical Engineering from Stanford University and both an M.S. (chemical engineering practice) and a Ph.D. in chemical engineering from Massachusetts Institute of Technology.

Sylvia Cheung was appointed Chief Financial Officer, Treasurer, and Secretary on April 1, 2013. Ms. Cheung served as our Vice President of Strategic Processes commencing in 2012. Since October 2014, she has also served as General Manager for our Italy-based subsidiary, Anika Therapeutics S.r.l., and she served in the same role from 2010 to 2011. Ms. Cheung originally joined our company as its Controller in 2005, and, in addition to fulfilling financial responsibilities as the Controller, she led our integration of Anika S.r.l. subsequent to its acquisition in 2009. Prior to joining Anika, she held a series of progressively responsible financial management positions at Transkaryotic Therapies, Inc. From 1995 to 2000, Ms. Cheung worked for PricewaterhouseCoopers LLP as an Audit Senior Associate with a focus in technology companies. Ms. Cheung holds a B.S. in business administration and accounting from the University of Massachusetts in Amherst and an M.B.A. from Boston University, and she is a Certified Public Accountant (inactive).

Frank Luppino was appointed Chief Operating Officer effective October 30, 2014 on a contract basis. Most recently, Mr. Luppino provided strategic consulting services and leadership on key project efforts to a number of pharmaceutical and medical device companies including our company. Prior to that, Mr. Luppino served as our Chief Operating Officer from 2009 to 2013, and also as Vice President of Operations during a prior tenure with our company. In these roles he was responsible for leading Operations, Quality, Regulatory, Clinical, and Engineering/Product Development efforts. Frank also served as Vice President of Operations at Bionostics from 2007 to 2009. Earlier in his career, he held leadership positions with AAC Consulting Group and Raytheon Engineers and Constructors. Frank started his career as a project engineer at Black & Veatch providing systems expertise to companies in the pharmaceutical and semiconductor industries. Frank holds a B.S. in chemical engineering from Lehigh University.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and analyzes the material elements of the 2014 compensation for our executive officers identified in the Summary Compensation Table hereunder. We refer to these individuals as the “Named Executive Officers” or “NEOs.” The Compensation Committee of the Board of Directors oversees all decisions regarding the compensation of the NEOs, including base salary, annual bonuses, equity incentives, perquisites, and other agreements and arrangements.

Philosophy and Process

The overall objective of our executive compensation policy is to attract and retain highly qualified executive officers and to motivate them to provide a high level of performance for the benefit of our company and its stockholders. The Compensation Committee approves our compensation policies and oversees our overall compensation program. The Compensation Committee believes that to accomplish these objectives the compensation packages should provide executive officers with market competitive base salaries and the opportunity to earn additional compensation based upon our business progress, financial performance, and the performance of our common stock.

In setting the compensation for our executive officers, the Compensation Committee relies primarily on our financial performance and an assessment of the individual’s performance and contribution to our development and achievements. The Compensation Committee also considers the yearly shareholder advisory vote on executive compensation, which, given the high approval rate of such compensation in 2014, resulted in no changes to our executive compensation programs for 2015. Additionally, the Compensation Committee weighs quantitative factors such as general compensation trends. In this regard, the Compensation Committee periodically reviews surveys of executive compensation and information concerning compensation at similarly situated companies. The Compensation Committee performed this analysis in 2012 and 2013, and it plans to perform a similar analysis in 2015. In completing its analysis in 2013, the Compensation Committee reviewed competitive data compiled from a peer group comprised of 19 companies of similar size and related businesses. The Compensation Committee also reviewed market data from the 2012 Radford Global Life Sciences Executive Survey (the “Radford Survey”) covering over 75 public biopharmaceutical and medical device companies. While the Compensation Committee does not determine compensation based on formulaic criteria, it does seek to achieve an overall compensation level approximating the industry median. The following is the composition of the peer group for 2013, which shall be updated for the 2015 analysis.

Peer Group Companies
Biopharmaceutical Companies
AMAG Pharmaceuticals, Inc.
Astex Pharmaceuticals, Inc.
Cadence Pharmaceuticals, Inc.
Cornerstone Therapeutics, Inc.
Cumberland Pharmaceuticals, Inc.
Dyax Corporation
MiMedx Group, Inc.
OBAGI Medical Products, Inc. *
Zogenix, Inc.
Medical Device Companies
Alphatec Holdings, Inc.
AtriCure, Inc.
CryoLife Inc.
Cynosure, Inc.
Derma Sciences, Inc.
Exactech Inc.
Harvard Bioscience Inc.
Palomar Medical Technologies, Inc. *
RTI Biologics, Inc.
SurModics, Inc.

*	Compensation data considered in the 2013 peer group analysis were from publicly available information prior to the date in 2013 on which the peer group company was acquired.

With respect to the definition of financial performance, we developed our 2014 budget with the knowledge that certain events could impact the achievement of the budgeted goals. These events included the final efforts to gain U.S. approval of Monovisc, the timing and impact of Monovisc approval and commercial launch, the ongoing Cingal clinical trial and related milestones, the planning and execution of Hyalofast U.S. clinical development, the realization of planned operations and manufacturing gains, the ongoing development and improvement of our Italian subsidiary, as well as geographic expansion of our existing product franchises. The Compensation Committee and the Board of Directors review actual developments to determine executive compensation based on actual performance and achievements during the year.

Components of Compensation

The principal components of the compensation policy for our executive officers are base salary, cash bonuses, and equity based grants. Decisions regarding each component are made independent of any other component, provided that overall compensation was an aspect of our benchmark analysis.

Base Salary.  The primary component of compensation for our executive officers is base salary. Base salaries for these individuals are subject to annual review by either the Board of Directors or the Compensation Committee. In addition, the executive officers are subject to confidentiality, non-disclosure, non-competition, non-solicitation, assignment, and arbitration provisions. Base salary levels for our executive officers are determined based upon an evaluation of a number of factors, including the individual’s level of responsibility, experience, performance, and competitive market practices as determined by our analysis of management compensation surveys, and a review of other published data relating to executive compensation, including peer group data, and taking into account any contractual obligations. Salaries are reviewed on an annual basis.

Cash Bonus.  The second principal component of our compensation policy for executive officers consists of discretionary cash bonuses. The Compensation Committee considers the achievement of financial results, organizational development, business and technical development, and contribution to increasing shareholder value at its discretion to determine the amounts and the timing of the bonuses awarded to executive officers. Historically, cash bonuses for the most recently completed year are awarded contemporaneously with annual compensation reviews for the subsequent year. Bonuses are prorated in the year of hire. The Compensation Committee also grants cash bonuses for executive retention purposes, taking into account, among other things, general industry practices, special performance bonuses in exceptional circumstances, and any contractual obligations. Bonuses are not determined based on a formula, but rather by taking into account both company and individual performance as a whole.

After the completion of the year (2014), the Compensation Committee, with the assistance of the Chief Executive Officer, reviewed our performance, as well as the individual performance of each executive officer. Accomplishments that factored into the bonus and equity awards for 2014 included the achievement of record revenue and net income; significant operating profit and net income improvements from 2013; the achievement of approval of the U.S. Monovisc PMA application with the U.S. Food and Drug Administration in February 2014; resolving the litigation with Genzyme Corp. related to Monovisc, which along with the approval of the Monovisc PMA led to substantial contractual milestone payments to us from our U.S. partner for Monovisc; and the completion of the Cingal phase III clinical trial as planned and related submission of a CE Mark application in the European Union for marketing approval for Cingal. In the Compensation Committee's opinion, these accomplishments more than offset certain other areas in which we made less progress than originally anticipated in our budget from the beginning of 2014. For the year, the Compensation Committee determined that our company made excellent overall progress.

Equity Based Grants.  The third principal component of our compensation policy for executive officers consists of grants under the Second Amended 2003 Plan. Under this plan, executive officers may be granted stock options or other forms of equity securities, including stock appreciation rights (“SARs”) and performance-based equity awards. In 2014, the Compensation Committee also granted to executive officers performance-based common stock options. The equity component of our compensation policy provides the opportunity for our executive officers to be compensated based upon increases in the market price of our common stock. The Compensation Committee has delegated to our Chief Executive Officer the ability under the Second Amended 2003 Plan to grant to non-officer employees up to an annual maximum of 30,000 shares per individual and 150,000 shares per year in the aggregate, provided any such grants comply with all existing plan and statutory requirements.

In January 2014, the Compensation Committee granted certain executive officers performance-based stock option awards under the Second Amended 2003 Plan with the awards to be measured based on our 2014 revenue and net income growth targets, excluding income and revenue generated by our Monovisc product in the United States due to uncertain product approval and commercialization timelines. In February 2015, the Compensation Committee amended the measurement criteria to include net income and revenue generated by Monovisc in the United States in 2014, as a result of changed circumstances, before measuring the executive officer’s performance in granting such awards under the Second Amended 2003 Plan. The related grants are detailed in the table captioned “Option Grants and Plan Awards in 2014” included herein.

Compensation of Chief Executive Officer.  In 2014, Dr. Sherwood’s annual salary was $564,313. In determining the compensation for Dr. Sherwood in 2014, the Compensation Committee evaluated corporate, individual, and organizational accomplishments by Anika Therapeutics in 2013. In addition, the Compensation Committee took into account information regarding the compensation paid to other Chief Executive Officers in comparably sized, publicly traded companies in the pharmaceutical and medical devices industry and the relative performance of such companies, as well as the data from the Radford Survey.

In recognition of the corporate, individual, and organizational accomplishments of Anika Therapeutics for 2014 including his leadership and contributions to our performance and financial results for the year, in January 2015, the Compensation Committee awarded Dr. Sherwood a cash bonus of $434,521, or 110% of his target bonus.

The Compensation Committee also factored into its evaluation the aggregate value of all compensation received by the Chief Executive Officer, including the value of equity awards received by the Chief Executive Officer as compared to the holdings of other comparably situated Chief Executive Officers, based on data from the Radford Survey.

Compensation of Chief Technology and Strategy Officer.  Dr. Ahn joined Anika on October 30, 2014.  In 2014, Dr. Ahn’s cash compensation was $43,404, which reflected his salary for the period between his start date and the end of 2014. The Compensation Committee took into account information regarding the compensation paid to other individuals in similar professional capacities in comparably sized, publicly traded companies in the pharmaceutical and medical devices industry and the relative performance of such companies, as well as data from the Radford Survey. Dr. Ahn did not receive a cash bonus for 2014 due to his hire date.

Compensation of Chief Financial Officer.  In 2014, Ms. Cheung’s annual salary was $307,000. In determining the compensation for Ms. Cheung in 2014, the Compensation Committee evaluated corporate, individual, and organizational accomplishments by Anika Therapeutics in 2013. In addition, the Compensation Committee took into account information regarding the compensation paid to other Chief Financial Officers in comparably sized, publicly traded companies in the pharmaceutical and medical device industries and the relative performance of such companies, and data from the Radford Survey.

In recognition of the corporate, individual, and organizational achievements of Anika Therapeutics for 2014, including her contributions to our performance and financial results for the year, in January 2015, the Compensation Committee awarded Ms. Cheung a cash bonus of $151,965, or 110% of her target bonus.

Compensation of Chief Operating Officer.  In 2014, Mr. Luppino received $22,570 for work performed in the role of Chief Operating Officer on a contract basis beginning on October 30, 2014. Prior to this date in 2014, Mr. Luppino performed other consultant activities for us for which he was paid a total of $152,250. In determining the compensation for Mr. Luppino in 2014, the Compensation Committee evaluated relevant benchmark data consistent with our practice to determine an applicable rate of pay for Mr. Luppino’s services.

Compensation of Former Chief Commercial Officer.  In 2014, Ms. Barnett’s received $304,387 in cash compensation, including $288,223 in annual salary and $16,164 in separation compensation based on a separation agreement entered into on November 26, 2014. Ms. Barnett left her role as Chief Commercial Officer on October 29, 2014, after which she continued her employment with our company in a marketing consultant role through January 29, 2015.

Compensation of Former Chief Scientific Officer.  In 2014, Dr. Sheets earned $354,115 in cash compensation, including $300,769 in annual salary and $53,346 in separation compensation based on a separation agreement entered into on November 7, 2014. Dr. Sheets left his role as Chief Scientific Officer on October 28, 2014 and left our company effective November 7, 2014.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of the other most highly compensated executive officers, to the extent such compensation exceeds $1 million per person. There is an exemption from the $1 million limit for performance-based compensation that meets certain requirements. For this purpose, certain awards made under the Second Amended 2003 Plan qualify as performance-based compensation. While our Board intends to design certain components of executive compensation to preserve deductibility under Section 162(m) of the Code, it believes that stockholder interests are best served by not restricting our Board’s or the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, our Board and the Compensation Committee have from time to time approved, and our Board or the Compensation Committee may in the future approve, compensation arrangements for certain officers, including the grant of equity-based awards, that may not be fully deductible for federal corporate income tax purposes. Considering our current compensation plans and policies, Anika Therapeutics and the Compensation Committee believe that, for the near future, there is little risk that Anika Therapeutics will lose any significant tax deduction relating to executive compensation. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

Agreements with Named Executive Officers

We have entered into employment agreements with our Chief Executive Officer and Chief Financial Officer providing severance benefits to be competitive with our peer group, for retention purposes, and to attract well qualified and talented executives. In exchange for such severance protection, these executives have agreed to be bound by certain restrictive covenants, including non-competition and non-solicitation provisions. We believe that these agreements are fair to the executives and to our stockholders because these agreements provide relatively modest severance in exchange for the negative covenants which protect our company.

Chief Executive Officer

On October 17, 2008, we entered into an employment agreement (the “CEO Employment Agreement”) with Dr. Charles H. Sherwood, our President and Chief Executive Officer. Effective December 8, 2010, we entered into an amendment to the CEO Employment Agreement to include certain technical amendments to bring such agreement into compliance with Section 409A of the Code and the regulations thereunder. In addition to his base salary in existence at the time of the agreement, Dr. Sherwood is eligible to receive cash incentive compensation, with a discretionary bonus at a target equal to 70% of his annual base salary. Pursuant to the terms of the CEO Employment Agreement, upon any termination, whether due to death, disability, or for any reason by Dr. Sherwood or us, Dr. Sherwood will be entitled to any accrued benefits, including any earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacations, and any vested benefits under our employee benefit plans. Under the terms of the CEO Employment Agreement, Dr. Sherwood would receive a gross-up payment that, on an after-tax basis, is equal to the taxes imposed on the severance payments under the CEO Employment Agreement in the event any payment or benefit to him is considered an “excess parachute payment” and subject to an excise tax under the Code. Notwithstanding the foregoing, the amount of gross-up payment that Dr. Sherwood would be entitled to receive is limited to $500,000.

Subject to certain conditions, upon an involuntary termination by us of Dr. Sherwood’s employment without “cause” (as defined in the CEO Employment Agreement) or a voluntary termination of employment by him for “good reason” (as defined in the CEO Employment Agreement), Dr. Sherwood would be entitled to receive a severance amount equal to 1.5 times the sum of his base salary and target annual bonus for the then-current fiscal year and would be eligible to continue to participate in our group health, dental, and vision program for 18 months. If Dr. Sherwood’s termination of employment occurs within 3 months prior to or within 12 months after a “change in control” (as defined in the CEO Employment Agreement) and such termination is made by him for “good reason” or by us without “cause,” (i) Dr. Sherwood would be entitled to receive, in lieu of the severance amount described above, a severance amount equal to two times the sum of his base salary and target annual bonus for the then-current fiscal year, (ii) all of Dr. Sherwood’s stock options and stock-based awards would immediately accelerate and become fully exercisable or non-forfeitable as of the effective date of such change in control, and (iii) Dr. Sherwood would be eligible to continue to participate in our group health, dental, and vision program for 24 months, subject to certain conditions.

According to the terms of Dr. Sherwood’s equity award agreements, if Dr. Sherwood’s employment terminates due to the acceptance by the Board of Directors of his retirement in good standing on or after the date on which Dr. Sherwood has reached the age of 63, on such date of retirement the vesting of all of Dr. Sherwood’s outstanding equity awards shall automatically accelerate and shall become fully exercisable.

Chief Financial Officer

On March 22, 2010, we entered into an employment agreement (the “CFO Employment Agreement”) with Sylvia Cheung, our Chief Financial Officer, Secretary, and Treasurer. Effective December 8, 2010, we entered into an amendment to the CFO Employment Agreement to include certain technical amendments to bring such agreement into compliance with Section 409A of the Code and the regulations thereunder. In addition to her base salary in existence at the time of the agreement, Ms. Cheung is eligible to receive cash incentive compensation, with a discretionary bonus at a target equal to 45% of her annual base salary. Pursuant to the terms of the CFO Employment Agreement, upon any termination, whether due to death, disability, or for any reason by Ms. Cheung, or us, Ms. Cheung would be entitled to any accrued benefits, including any earned but unpaid base salary and incentive compensation, unpaid expense reimbursements, accrued but unused vacations, and any vested benefits under our employee benefit plans. Under the terms of the CFO Employment Agreement, Ms. Cheung would be subject to a modified economic cutback in the event any payment or benefit to her is considered an “excess parachute payment” and subject to an excise tax under the Code.

Subject to certain conditions, upon an involuntary termination by us of Ms. Cheung’s employment without “cause” (as defined in the CFO Employment Agreement) or a voluntary termination of employment by her for “good reason” (as defined in the CFO Employment Agreement), Ms. Cheung would be entitled to receive a severance amount equal to her current base salary for the then-current fiscal year and would be eligible to continue to participate in our group health, dental, and vision program for 12 months. If Ms. Cheung’s termination of employment occurs within 3 months prior to or within 12 months after a “change in control” (as defined in the CFO Employment Agreement) and such termination is either by her for “good reason” or by us without “cause,” (i) Ms. Cheung would be entitled to receive, in lieu of the severance amount described above, a severance amount equal to 1.5 times the sum of her base salary and target annual bonus for the then-current fiscal year, (ii) all of Ms. Cheung’s stock options and stock-based awards would immediately accelerate and become fully exercisable or non-forfeitable as of the effective date of such change in control, and (iii) Ms. Cheung would be eligible to continue to participate in our group health, dental and vision program for 18 months, subject to certain conditions.

Second Amended and Restated 2003 Stock Option and Incentive Plan, as Amended

In 2003, the Board of Directors adopted the 2003 Stock Option and Incentive Plan to provide incentives to officers, employees, non-employee directors, and other key persons. In 2009, the Board of Directors, upon recommendation of the Compensation Committee, adopted the Amended 2003 Plan, which was approved by the stockholders on June 5, 2009. In 2011, the Board of Directors, upon recommendation of the Compensation Committee, adopted the Second Amended 2003 Plan, which was approved by the stockholders on June 7, 2011. In 2013, the Board of Directors, upon recommendation of the Compensation Committee, amended the Second Amended 2003 Plan, which was approved by the stockholders on June 18, 2013. The Second Amended 2003 Plan, as amended, is administered by the Compensation Committee of the Board of Directors, which, at its discretion, may grant stock-based awards, including incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock, restricted stock, unrestricted stock, performance shares, and dividend equivalent rights. The Second Amended 2003 Plan provides that in the event of a “change of control,” as defined in the Second Amended 2003 Plan, generally all stock options and stock appreciation rights will automatically become fully exercisable and that the restrictions and conditions on all awards of restricted stock, deferred stock awards, and performance share awards will automatically be deemed waived. At December 31, 2014, a total of 851,287 shares were subject to outstanding options and SARs issued under the Second Amended 2003 Plan at a weighted average exercise price of $14.85, and the total number of remaining shares of common stock available for future grants was 1,337,192. See section entitled “Executive Compensation – Option Grants and Plan Awards in 2014” for information regarding grants in 2014 to our NEOs.

Risk Considerations in Our Compensation Programs

The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Anika Therapeutics, Inc. (“Compensation Committee”) has reviewed and discussed with the management of Anika Therapeutics the section entitled “Compensation Discussion and Analysis” contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2015 Annual Meeting of Stockholders. This report is submitted by the following independent directors who comprise the committee:

Joseph L. Bower, Chairperson	Glenn R. Larsen, Ph.D.	Jeffery S. Thompson	Steven E. Wheeler

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT, EXCEPT TO THE EXTENT THAT ANIKA THERAPEUTICS SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

 EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes the compensation information in respect of our NEOs for the year ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	Stock Awards ($) (3)	All Other Compensation ($) (4)		Total ($)
Charles H. Sherwood, Ph.D.	2014	$564,313	$434,521	$694,130	$496,310	$41,093	(9) (10)	$2,230,367
President and Chief Executive Officer	2013	$545,230	$572,492	$481,860	$-	$29,993	(9)	$1,629,575
	2012	$505,447	$303,438	$-	$-	$32,592	(9)	$841,477

Ed Ahn (5)	2014	$43,404	$-	$733,170	$-	$2,164		$778,738
Chief Scientific Officer

Sylvia Cheung	2014	$307,000	$151,965	$247,519	$195,322	$13,719		$915,525
Chief Financial Officer	2013	$256,600	$144,338	$216,837	$-	$13,385		$631,160

Frank Luppino (6)	2014	$-	$-	$-	$-	$174,820	(6)	$174,820
Chief Operating Officer	2013	$286,768	$-	$289,116	$-	$52,719	(6)	$628,603
	2012	$326,327	$102,851	$-	$-	$13,220		$442,398

Carol A. Barnett (7)	2014	$288,223	$-	$247,519	$195,322	$30,629	(7) (10)	$761,693
Former Chief Commercial Officer	2013	$302,900	$149,936	$216,837	$-	$13,830		$683,503

John W. Sheets Jr., Ph.D. (8)	2014	$300,769	$-	$61,880	$-	$371,319	(8) (10)	$733,968
Former Chief Scientific Officer	2013	$78,462	$38,250	$341,350	$254,600	$51,097		$763,759

(1)	The amounts in this column represent the annual base salary approved for the executive by the Board of Directors pro-rated based on employment dates during the indicated year.
(2)	The amounts in this column represent discretionary cash bonuses earned in the indicated year, but paid in January or February of the following year.
(3)
The amounts in this column reflect the grant date fair value computed with respect to the equity awards issued during the indicated year in accordance with ASC Topic 718. See the information appearing in Note 12 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2014 for certain assumptions made in the valuation of stock and option awards. The Board of Directors granted equity awards on January 27, 2014, and January 29, 2013, respectively. No equity awards were granted in 2012 due to two awards that were granted in 2011.

(4)	Unless otherwise noted, these amounts constitute group term life insurance premiums and matching contributions to our Employee Savings and Retirement Plan (401(k) plan).
(5)
Dr. Ahn joined us as our Chief Technology and Strategy Officer on October 30, 2014. An equity award of 40,000 shares of incentive stock options was granted in connection with the commencement of Dr. Ahn’s employment.

(6)
Mr. Luppino left his role as Chief Operating Officer effective October 31, 2013, and became a consultant to us before being elected as our Chief Operating Officer on a contract basis on October 30, 2014. In 2014, Mr. Luppino received $22,570 for work performed in the role of Chief Operating Officer on a contract basis. Prior to this role, Mr. Luppino performed other consultant activities for us in 2014 for which he was paid a total of $152,250. Both of these amounts are reflected in “All Other Compensation” for Mr. Luppino in 2014. In 2013, “All Other Compensation” includes group term life insurance premiums, matching contributions to Anika Therapeutics’ Employee Savings and Retirement Plan (401(k) plan), a payment for accrued vacation earned but not taken, as well as compensation Mr. Luppino received for consulting activities performed after leaving his role as Chief Operating Officer.

(7)
Ms. Barnett’s status as Chief Commercial Officer ended as of October 29, 2014, after which she continued her employment with our company in a marketing consultant role through January 29, 2015. “All Other Compensation” includes compensation paid to Ms. Barnett in 2014 for her role as marketing consultant for us after October 29, 2014.

(8)
Dr. Sheets’ status as Chief Scientific Officer ended as of October 28, 2014, and his employment with our company terminated as of November 7, 2014. "All Other Compensation" includes separation compensation paid to Dr. Sheets in connection with the termination of his employment.

(9)	Includes reimbursement of life insurance premium of $15,114, $11,559 and $11,115 in 2014, 2013, and 2012, respectively.
(10)	Amount reflects a payment for accrued vacation earned and not taken.

Option Grants and Plan Awards in 2014

The following table sets forth each grant of equity awards made to the NEOs during the year ended December 31, 2014. All such equity awards vest over a four year period commencing on the first anniversary of the grant date, except for performance-based equity awards which vest over a four year period with the first vesting date occurring on the performance measurement date and the next three vesting dates occurring on January 1 of each subsequent calendar year following the calendar year in which the performance measurement date occurs.

Name	Grant Date	Exercise Price or Base of Equity Awards (1)	Number of Shares Underlying Awards		Grant Date Fair Value of Awards (2)
Charles H. Sherwood, Ph.D.	January 27, 2014	$32.02	67,100	(6)	$1,190,440
Ed Ahn (3)	October 30, 2014	$41.15	40,000		$733,170
Sylvia Cheung	January 27, 2014	$32.02	24,500	(7)	$442,841
Carol A. Barnett (4)	January 27, 2014	$32.02	24,500	(8)	$442,841
John W. Sheets, Jr., Ph.D. (5)	January 27, 2014	$32.02	4,600	(9)	$61,880

(1)	The exercise price of each award equals the grant date closing stock price, as reported on the NASDAQ stock exchange.
(2)
This column represents the full grant date fair value of stock options and restricted stock under ASC 718 granted to each of the NEOs in the fiscal year ended December 31, 2014. Generally, the full grant date fair value is the amount that we will expense in our financial statements over the award’s vesting period.  For restricted stock, fair value was calculated using the closing price of our common stock on the grant date. For stock options and performance-based stock options, fair value was calculated using the Black-Scholes value on the grant date. See the information appearing in Note 12 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2014 for certain assumptions made in the valuation of these awards.

(3)	This equity award was granted in connection with the commencement of Dr. Ahn’s employment as Chief Technology and Strategy Officer.
(4)
Ms. Barnett’s status as Chief Commercial Officer ended as of October 29, 2014, after which she continued her employment with our company in a marketing consultant role through January 29, 2015. Upon departure, her outstanding equity awards were forfeited.

(5)
Dr. Sheets’ status as Chief Scientific Officer ended as of October 28, 2014, and his employment with our company terminated as of November 7, 2014. Upon departure, his outstanding equity awards were forfeited.

(6)	This includes 16,600 shares earned in connection with 100% percent achievement of performance targets related to performance-based stock option awards granted during the year ended December 31, 2014.
(7)	This includes 4,600 shares earned in connection with 100% percent achievement of performance targets related to performance-based stock awards granted during the year ended December 31, 2014.
(8)	This includes 4,600 performance-based stock options that were forfeited as a result of Ms. Barnett’s departure.
(9)	This includes 4,600 performance-based stock options that were forfeited as a result of Dr. Sheets’ departure.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

The compensation paid to the Named Executive Officers includes salary and bonus. See additional information regarding the salary, bonus, and equity incentive compensation of our named executive officers, as well as a discussion of their employment agreements, under the section captioned “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at December 31, 2014

The following table provides information on the holdings of outstanding stock options and unvested stock awards held by the NEOs as of December 31, 2014.

	Outstanding Equity Awards at December 31, 2014
	Option Awards					Stock Awards
								Equity Incentive Plan Awards
Name	Number of Securities Underlying Exercisable Options (1)	Number of Securities Underlying Unexercisable Options (1)		Option Exercise Price	Option Expiration Date	Number of Unvested Shares or Units of Stock (1)	Market Value of Unvested Shares or Units of Stock (2)	Number of Unearned and Unvested Shares, Units, or Other Rights	Market or Payout Value of Unearned and Unvested Shares, Units, or Other Rights
Charles H. Sherwood, Ph.D.	-	51,600	(5)	$32.02	1/27/2024	15,500	$631,470	-	$-
	25,000	75,000		$10.87	1/29/2023	-	-	-	$-
	75,000	-	(*)	$6.99	6/07/2021	-	-	-	$-
	71,250	23,750		$6.98	1/18/2021	-	-	-	$-
	50,000	-		$8.71	2/10/2015	-	-	-	$-
Total	221,250	150,350				15,500

Ed Ahn, Ph.D.	-	40,000		$41.15	10/30/2014	-	-	-	$-
Total	-	40,000				-

Sylvia Cheung	-	18,400	(6)	$32.02	1/27/2024	6,100	$248,514	-	$-
	11,250	33,750		$10.87	1/29/2023	-	-	-	$-
	7,500	7,500		$9.10	1/25/2022	-	-	-	$-
	25,000	-	(*)	$6.99	6/7/2021	-	-	-	$-
	18,750	6,250		$6.98	1/18/2021	-	-	-	$-
	35,000	-		$6.36	1/26/2020	-	-	-	$-
	5,000	-	(*)	$10.99	1/31/2018	-	-	-	$-
	10,000	-		$12.61	8/1/2015	-	-	-	$-
Total	112,500	65,900				6,100

Carol A. Barnett (3)	-	13,800		$32.02	1/27/2024	6,100	$248,514	-	$-
	-	33,750		$10.87	1/29/2023	-	-	-	$-
	-	33,750		$14.75	8/20/2022	-	-	-	$-
Total	-	81,300				6,100

John W. Sheets Jr., Ph.D. (4)	7,500	-		$25.46	1/30/2024	-	-	-	$-
Total	7,500	-				-

(1)
Vesting of equity awards commences on the first anniversary of the grant date and continues on each subsequent grant date anniversary until the equity award is fully vested, except as otherwise noted below. Except for those equity awards noted by an asterisk (*), which are subject to a three year vesting period, all equity awards are subject to a four year vesting period, in each case subject to the holder’s continued employment with us. The expiration date of each equity award is ten years after its grant date.

(2)	Based on the closing price of our common stock on the NASDAQ stock exchange on December 31, 2014 ($40.74 per share).
(3)	Ms. Barnett’s status as Chief Commercial Officer ended as of October 29, 2014, after which she continued her employment with our company in a marketing consultant role through January 29, 2015.

(4)
Dr. Sheets’ status as Chief Scientific Officer ended as of October 28, 2014, and his employment with our company terminated as of November 7, 2014, whereupon Dr. Sheets had a ninety day exercise period for vested but unexercised outstanding stock options.

(5)
This includes 16,600 performance-based stock options which vest over a four year period with the first vesting date occurring on the performance measurement date and the next three vesting dates occurring on January 1 of each subsequent calendar year following the calendar year in which the performance measurement date occurs.

(6)
This includes 4,600 performance-based stock options which vest over a four year period with the first vesting date occurring on the performance measurement date and the next three vesting dates occurring on January 1 of each subsequent calendar year following the calendar year in which the performance measurement date occurs.

2014 Equity Award Exercises and Stock Vested

The following table provides information regarding options and SAR’s exercised and stock awards vested for the NEOs during the year ended December 31, 2014.

	Option and SAR’s Exercises and Stock Awards Vested
	Option and SAR’s Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Charles H. Sherwood, Ph.D.	281,925	$13,380,189	-	-
Frank Luppino	164,690	$5,336,855	-	-
Carol A. Barnett (1)	48,750	$1,269,488	-	-
John Sheets, Ph.D. (2)	-	-	2,500	$93,175

(1)	Ms. Barnett’s status as Chief Commercial Officer ended as of October 29, 2014, after which she continued her employment with our company in a marketing consultant role through January 29, 2015.
(2)	Dr. Sheets’ status as Chief Scientific Officer ended as of October 28, 2014, and his employment with our company terminated as of November 7, 2014.

Potential Payments Upon Termination or Change in Control

Our Chief Executive Officer and Chief Financial Officer have certain termination or change in control benefits described in the Compensation Discussion and Analysis section captioned “Agreements with Named Executive Officers” and “The Amended 2003 Stock Option and Incentive Plan.” The following table provides estimates of the potential payments and other post-termination benefits the NEOs would receive assuming a change in control occurred and/or their employment was terminated as of December 31, 2014:

		Termination Without Cause	Termination Upon Change in Control (1) (2)	Change in Control Without Termination or Death or Disability (1) (3)
Charles H. Sherwood, Ph.D.	Salary Continuation	$846,450	$1,128,626	$-
	Additional Cash Payment	592,529	790,038	-
	Equity Awards Vesting	-	11,408,372	11,408,372
	Health Care Benefits	19,838	26,451	-
		$1,458,817	$13,353,487	$11,408,372

Sylvia Cheung	Salary Continuation	$307,000	$460,500	$-
	Additional Cash Payment	-	207,225	-
	Equity Awards Vesting	-	5,548,812	5,548,812
	Health Care Benefits	12,221	18,332	-
		$319,221	$6,234,869	$5,548,812

(1)
The indicated values for the accelerated vesting of stock options reflect the number of equity award shares which would vest on an accelerated basis, multiplied by the excess, if any, of the $40.74 closing price for our common stock as reported by NASDAQ on December 31, 2014 over the applicable exercise price for each option or SAR.

(2)
According to the terms of the CEO Employment Agreement, in the event Dr. Sherwood becomes subject to the excise taxes imposed by Section 4999 of the Code, he would be entitled to a gross-up payment of up to $500,000. According to the terms of the CFO Employment Agreement, all payments otherwise due to Ms. Cheung would be subject to a modified economic cutback.

(3)
According to the terms of Dr. Sherwood’s equity award agreements, if Dr. Sherwood’s employment terminates due to the acceptance by the Board of Directors of his retirement in good standing on or after the date on which Dr. Sherwood has reached the age of 63, on such date of retirement the vesting of all of Dr. Sherwood’s outstanding equity awards shall automatically accelerate and become fully exercisable.

Directors’ Compensation

Cash Compensation.  For 2014, each of our non-employee directors was entitled to annual retainers per the following schedule:

Compensation Element	2014 Cash Compensation
Board of Directors
Lead Director Retainer	$65,000
Other Directors Retainer	$40,000
Audit Committee
Committee Chairperson Retainer	$20,000
Other Committee Members Retainer	$10,000
Compensation Committee
Committee Chairperson Retainer	$14,000
Other Committee Members Retainer	$7,000
Governance and Nominating Committee
Committee Chairperson Retainer	$10,000
Other Committee Members Retainer	$5,000

Equity Compensation.  The Board of Directors approved a grant of 1,873 restricted stock units to each non-employee director, valued at $59,973 under the Second Amended 2003 Plan, based on the fair market value of our common stock on January 27, 2014, the date of grant for the existing directors. The restricted stock units granted to each non-employee director in 2014 vest in four equal yearly installments from the date of grant. Annually, each non-employee director shall be eligible for an annual grant of equity awards in an amount approximately equal to $60,000, which shall vest in three or four equal yearly installments from the date of grant, as may be determined by the Board of Directors.

The following table summarizes the compensation we paid to non-employee directors for the year ended December 31, 2014.

					Aggregate Number of Shares Outstanding
Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)	Options	Restricted Stock Units
Joseph L. Bower	82,250	59,973	-	142,223	4,585	6,116
Raymond J. Land	60,500	59,973	-	120,473	7,810	6,116
John C. Moran	51,750	59,973	-	111,723	6,040	6,116
Jeffery S. Thompson	44,250	59,973	-	104,223	-	7,165
Steven E. Wheeler	53,250	59,973	-	113,223	4,585	6,116

(1)
An amount of 1,873 restricted stock units were awarded per director on January 27, 2014, based on the closing price of $32.02 per share, and which vest annually in four equal installments, starting on January 27, 2015. The amounts in this column reflect the grant date fair value computed with respect to the restricted stock units, made during the indicated year in accordance with ASC Topic 718. See the information appearing in Note 12 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2014 for certain assumptions made in the valuation of these restricted stock unit awards.

Board of Directors Stock Retention Guidelines

Effective April 22, 2015, the Board of Directors adopted stock retention guidelines that generally require each of our directors to beneficially own, at a minimum, either (a) 3,000 outstanding shares of common stock or (b) a number of shares (or vested share equivalents) of common stock having a market value equal to three times the amount of our annual board retainer for the non-lead directors. The minimum shareholding requirement became effective immediately, except that any director initially elected after January 1, 2015 has three years to achieve compliance. Compliance by each director will be reviewed annually by the Board’s Governance and Nominating Committee, which is authorized to approve exceptions upon a showing of serious hardship. A non-complying director must retain at least 75% of the shares (net of shares sold or offset to pay the exercise price and taxes) he or she subsequently acquires through exercise of equity grants, until he or she complies with the guidelines. Dr. Larsen, who joined the Board on February 17, 2015, has until February 17, 2018 to meet the minimum shareholding requirement, and each other director currently holds the required number of shares.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee as of December 31, 2014 consisted of Dr. Bower, Mr. Thompson and Mr. Wheeler. None of these individuals is or formerly was an officer or employee of our company, nor have they engaged in any transactions involving our company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between our company and any other entity involving our or such entity’s executive officers or board members.

During the fiscal year ended December 31, 2014, none of our executive officers served as: (i) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is required by the rules of the SEC to be included in this proxy statement. The purpose of the Audit Committee is to oversee Anika Therapeutics’ accounting and financial reporting process and the audits of its financial statements. During the years 2002 through 2014, the independent registered public accounting firm of Anika Therapeutics was PricewaterhouseCoopers LLP (“PwC”). The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is available on the website of Anika Therapeutics.

As set forth in the Audit Committee Charter, management is responsible for the preparation, presentation, and integrity of Anika Therapeutics’ financial statements, as well as for its financial reporting process, accounting policies, internal controls, and disclosure controls and procedures. PwC is responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and as to the effectiveness of Anika Therapeutics’ internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee this process.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting and PwC’s evaluation of internal control over financial reporting. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, has discussed with PwC its independence in relation to Anika Therapeutics, and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the consolidated financial statements of Anika Therapeutics were prepared in accordance with generally accepted accounting principles.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of Anika Therapeutics be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed by Anika Therapeutics with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Raymond J. Land, Chairperson	Joseph L. Bower	John C. Moran

THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT, EXCEPT TO THE EXTENT THAT ANIKA THERAPEUTICS SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. The Audit Committee is responsible for the appointment, retention, termination, compensation, and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Although ratification of the appointment of our independent registered public accounting firm is not required by our By-laws or otherwise, the Board is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification because we value the views of our stockholders. In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and voting on the matter is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions and broker non-votes, if any, will not be treated as votes cast and will have no impact on the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Our Principal Independent Auditor

The following table summarizes the fees that Anika Therapeutics paid or accrued for audit and other services provided by its principal independent auditor for each of the last two years:

Fee Category	2014	2013
Audit fees	$745,000	$598,775
Audit-related fees	-	-
Tax fees	108,841	135,500
All other fees	-	-
Total fees	$853,841	$734,275

For purposes of the preceding table:

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our quarterly reports of Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements for those years. In 2014, we incurred non-recurring audit consultation services of $60,000. Audit fees also include the audit of the effectiveness of internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees consist of fees for tax compliance, tax advice, and tax planning services for those years.

 In considering the nature of the services provided by the principal independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by our principal independent auditor unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. Each year, the Audit Committee approves the retention of the independent auditor to audit our financial statements, including the associated fee. The Audit Committee evaluates other known potential engagements of the independent auditor, including the scope of audit-related services, tax services, and other services proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable. Since May 2003, each new engagement of PwC has been approved in advance by the Audit Committee.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers, which is described in the section titled “Compensation Discussion and Analysis” in this proxy statement. We currently hold this vote annually.

As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for the benefit of our company and stockholders. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our objectives.

Accordingly, the following resolution is submitted for a stockholder vote at the 2015 Annual Meeting:

“RESOLVED, that the stockholders of Anika Therapeutics, Inc. approve, on an advisory basis, the compensation paid to the Named Executive Officers of Anika Therapeutics, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in the Proxy Statement for this Annual Meeting.”

This vote is only advisory and will not be binding upon us or the Board of Directors. However, the Board of Directors values constructive dialogue on executive compensation, and on other important governance topics, with stockholders and encourages all stockholders to vote their shares on this matter.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock present or represented at the Annual Meeting and voting on the matter is required to approve this resolution. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE OVERALL COMPENSATION OF THE NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.

OTHER MATTERS

The Board of Directors does not know of any other matters that will come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION EXPENSES

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies in person or by telephone, e-mail and facsimile. We may retain a proxy solicitation firm to assist in the solicitation of proxies for a fee plus reimbursement of expenses.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders must be received by us on or before December 24, 2015 in order to be considered for inclusion in our proxy statement. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in our proxy statement and form of proxy, and proposals should be directed to: Secretary, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730. A stockholder who wishes to present a proposal at the next Annual Meeting of Stockholders, other than a proposal to be considered for inclusion in our proxy statement described above, must have the proposal delivered personally to or mailed to and received by the Secretary, Anika Therapeutics, Inc. 32 Wiggins Avenue, Bedford, Massachusetts 01730 U.S.A. We must receive the proposal on or before March 24, 2016; provided, however, that such proposal shall not be required to be given more than sixty days prior to the Annual Meeting of Stockholders. The proposal must also comply with the other requirements contained in our Amended and Restated By-laws, including supporting documentation and other information. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the foregoing procedure and, if he should so determine, he shall so declare to the meeting that the defective item of business shall be disregarded.

STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SEC COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2014, BY WRITING TO OUR SECRETARY, ANIKA THERAPEUTICS, INC., 32 WIGGINS AVENUE, BEDFORD, MA 01730 U.S.A.

THIS PROXY STATEMENT, A FORM OF PROXY AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.proxyvote.com and http://www.anikatherapeutics.com/proxy2015.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE YOUR PROXY CARD AS INDICATED IN THIS PROXY STATEMENT.  YOUR PROXY IS REVOCABLE UP TO THE TIME SET FORTH IN THIS PROXY STATEMENT AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY CARD.

ANIKA THERAPEUTICS, INC.
ATTN: SYLVIA CHEUNG
32 WIGGINS AVE.
BEDFORD, MA 01730
U.S.A.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91937-P60278 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

ANIKA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph L. Bower
02) Glenn R. Larsen, Ph.D.
03) Jeffery S. Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of appointment of independent registered public accounting firm	☐	☐	☐
3. Advisory vote on the compensation of the Company's named executive officers	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M91938-P60278

ANIKA THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 3, 2015 11:30 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned, having received notice of the Annual Meeting of Stockholders and the Proxy Statement furnished herewith, revoking all prior proxies, hereby appoints Dr. Charles H. Sherwood and Ms. Sylvia Cheung, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock which the undersigned would be entitled to vote, if personally present, at the 2015 Annual Meeting of Stockholders of Anika Therapeutics, Inc. (the "Company") to be held at the Company's office, 32 Wiggins Avenue, Bedford, MA 01730 on Wednesday, June 3, 2015, at 11:30 a.m., local time, and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side. Any proxy may be revoked by a stockholder by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company before the taking of the vote at the 2015 Annual Meeting, by properly casting a new vote via the Internet or Telephone at any time before the closure of the Internet or Telephone facilities, or by voting in person at the meeting. Attendance of the stockholder at the meeting or any adjournment or postponement thereof will not in and of itself constitute revocation of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of directors, "FOR" Items 2 and 3, in each case, in accordance with the Board of Directors' recommendations, and voted in accordance with the discretion of the persons named as proxies on any other matters that may properly come before the Annual Meeting.

Address Change/Comments: ______________ ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side